Exhibit (p)(10)

Section G. - Policies and Procedures on Compliance-Related Matters

I. Code of Ethics

DuPont Capital Management Corporation (“DuPont Capital” or the “Firm”) embraces many guiding principles, the most important of which is integrity. To preserve this integrity demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of “inside information” or the appearance of any impropriety. Employees must place the interests of the Firm’s clients ahead of their personal interests and must treat all clients in a fair and equitable manner.

This Code of Ethics is drafted broadly and represents the Firm’s effort not only to meet but also to exceed the requirements of law and industry practice in a manner consistent with the Firm’s high standard of business conduct. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. Employees are cautioned to note that the code was not established as a set of fixed rules, but as guidelines to support the principle that in all instances of conflicts or potential conflicts, the interests of the clients must be protected and given priority over personal interests and those of the Firm.

LEGAL REQUIREMENTS

The Investment Advisers Act of 1940 requires that the Firm have safeguards in place to prevent personal investment activities that might take inappropriate advantage of our fiduciary position. In addition, Rule 17j-1 under the 1940 Act requires the Firm, as an investment adviser or sub-adviser to a Registered Investment Company (a “RIC”), to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by that rule. These safeguards are embodied in this Code of Ethics. Rule 204A-1 under the Investment Advisers Act of 1940, Sections 206 and 207 of the Investment Advisers Act of 1940, and Rule 17j-1 under the 1940 Act, serve as the basis for much of what is contained in this Code of Ethics. For purposes of this Code of Ethics: (a) the term “Client” shall include a “RIC;” and (b) the term “Access Person” shall include each employee of the Firm.

The requirements cited above make it unlawful for any employee of the Firm, in connection with the purchase or sale by such person of a security “held or to be acquired” by a Client:

1.	To employ any device, scheme or artifice to defraud any Client;

2.

To make to any Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client; or

4.	To engage in any manipulative practice with respect to any Client.

A security is “held or to be acquired” if within the most recent 15 days it (i) is or has been held by any client, or (ii) is being or has been considered for purchase or sale by the Firm for any client. A purchase or sale includes the purchase or sale of an option to purchase or sell. “Client” means any person or entity for which the Firm serves as investment manager, adviser or sub-adviser.

Consistent with SEC Rule 204A-1, the Firm provides each employee with a copy of the Code of Ethics and any amendments thereto. Copies will generally be provided by electronic means. This Code further requires each employee to return written acknowledgement of the receipt of the code and amendments to

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-1	effective 9/18/13

the Chief Compliance Officer or her designee. The form to be used for this and related purposes is included as Section G.XXVII of DuPont Capital’s Compliance Manual.

SPECIAL CONSIDERATIONS FOR REGISTERED INVESTMENT COMPANIES

Adoption, Initial Certification; Material Changes: Each RIC client’s board, including a majority of the independent board members, must approve the Firm’s Code of Ethics and any material changes to the Code. The Firm will certify to each RIC client’s board that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Firm’s Code of Ethics. The Firm will submit to each RIC client’s board any material changes to the Code of Ethics to enable the board to approve such changes no later than six months after adoption of such changes.

Annual Report and Certification: Consistent with SEC Rule requirements, no less frequently than annually, the Firm will furnish to the board of any RIC client (other than a unit investment trust) all certifications required by a RIC client’s board and a written report that describes any issues arising under the Code of Ethics and the Firm’s compliance program since the last report to the board, including, but not limited to, information about material violations of the Code and any other material changes or compliance matters relating to the Firm’s compliance program and sanctions imposed in response to the material violations; and certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Record-Keeping: The Firm shall keep the following records at its principal place of business and make them available to the SEC or its representatives at any time:

•	a copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, in an easily accessible place;

•

a record of any violation of the Code of Ethics, and of any action taken as a result of the violation in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•

a copy of each report made by an Access Person, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	a record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, in an easily accessible place;

•	a copy of each report required by Rule 17j-1 under the 1940 Act, for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•

a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in an Initial Public Offering or in a Limited Offering, for at least five years after the end of the fiscal year in which the approval is granted.

POLICY REGARDING INSIDER TRADING, PERSONAL SECURITIES TRANSACTIONS AND USE OF INDUSTRY EXPERTS

Need for Policy

The Firm is committed to ensuring compliance with all laws, including federal securities laws, and E. I. du Pont de Nemours and Company (“DuPont” or the “Company”) policies. Furthermore, the Firm’s employees have additional ethical and legal obligations that must be fulfilled in order to maintain the confidence and trust of the Firm’s clients and to protect the assets entrusted to the Firm.

The purpose of this Policy is to state the Firm’s requirement that all employees comply fully with laws prohibiting insider trading and tipping, and to set forth additional requirements and provide guidance

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-2	effective 9/18/13

relating to employees’ personal securities transactions. The intent is to avoid even the appearance of impropriety. This Policy is not intended to set legal standards or to result in the imposition of criminal or civil liability that would not otherwise exist in the absence of the Policy.

Violations by an employee of the laws against trading securities while in possession of inside information (insider trading) or improperly disclosing inside information (tipping) can result in substantial civil liability to the individual violator and the Firm. In addition to termination of employment, criminal penalties for the individual violator can include up to $1 million in fines and ten years imprisonment.

Definitions

For purposes of this Policy:

“Associated Account” means securities and futures accounts of the employee’s (i) Immediate Family, (ii) other household members, including domestic partner, as well as (iii) any accounts subject to an employee’s discretion or control (e.g., custodial and trust accounts), and (iv) any other accounts in which the employee has a Beneficial Interest or a substantial ability to influence transactions (e.g., joint accounts, co-trustee accounts, partnerships, investment clubs).

“Beneficial Interest” shall have the meaning given to it for purposes of Rule 204A-1 and shall include the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit from, or share in any profit derived from, a transaction in the subject Security. An employee is deemed to have a Beneficial Interest in the following:

Any Security owned individually by the employee;

Any Security owned jointly by the employee with others (for example, joint accounts, trusts, investment clubs and controlling interests in corporations); and

Any Security in which a member of the employee’s Immediate Family has a Beneficial Interest in the Security if the Security is held in an account over which the employee has decision-making authority (for example, the employee acts as trustee, executor, or guardian). In addition, an employee is presumed to have a Beneficial Interest in any Security in which a member of the employee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the employee. This presumption may be rebutted if the employee is able to provide the Chief Compliance Officer with satisfactory assurances that the employee has no material Beneficial Interest in the Security and exercises no control over the investment decisions made regarding the Security.

An employee is considered to have a Beneficial Interest in Securities if he or she has or shares a direct or indirect “Pecuniary Interest” in the Securities. A Pecuniary Interest exists if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.

Securities held by members of the employee’s Immediate Family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide the employee with any economic benefit.

2.	An employee’s interest as a general partner in Securities held by a general or limited partnership.

3.	An employee’s interest as a manager-member in Securities held by a limited liability company.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-3	effective 9/18/13

An employee does not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which he or she holds an equity interest, unless the employee is a controlling equity holder or has or shares investment control over the Securities held by the entity.

The following circumstances constitute a Beneficial Interest by an employee in Securities held by a trust:

1.	Ownership of Securities as a trustee where either the employee or members of the employee’s Immediate Family have a vested interest in the principal or income of the trust.

2.	Ownership of a vested interest in a trust.

3.	Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

“Confidential Information” means any non-public information concerning the Firm’s activities or developed by the Firm or received by the Firm under an agreement or understanding that the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered important by investors. Examples of confidential information include planned purchases or sales for client accounts, details of financial transactions, and identity and terms of client accounts.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security that may be convertible into or equivalent to that Security. For example, options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, ADRs, and convertible bonds. In many cases, non-convertible corporate debt is not considered equivalent to listed equities of the same issuer. However, all bonds of the same issuer would be considered equivalent securities and therefore, clearance by CUSIP would only cover one out of possibly multiple bonds of the same issuer. Pre-clearance of corporate debt issues should therefore be requested from the Director of Fixed Income. In addition, for many distressed companies, the non-convertible debt begins to correlate more with the equity value of the company than with other factors. Therefore, when trading the debt or equity of distressed companies, the employee is cautioned that approval for both the equity and the debt is appropriate in order to avoid trading in conflict with a client, or giving the appearance of trading in conflict.

“Immediate Family” means any of the following persons who reside in the same household as the employee:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of the 1934 Act.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock, bond, option) or would view it as having significantly altered the “total mix” of information available. Inside information includes, but is not limited to, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant client or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective clients, suppliers or business partners) and whether it relates to DuPont or any other company or entity. Information is still considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-4	effective 9/18/13

“Limited Offering” means an offering that is exempt from registration under the Securities Act.

“Linked Brokerage Account” means a personal or Associated Account that does not qualify as an Unlinked Brokerage Account.

“Reportable Fund” means as any RIC for which the Firm serves as investment adviser as defined in Section 2(a)(20) of the 1940 Act (including service as a sub-adviser) or any RIC whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control of the Firm.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Security” shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, shares issued by open-end mutual funds (other than Reportable Funds), and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

“Short Term Trading” means the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days.

Note that this definition differs from tax treatment in that specific lot designation, e.g., when sales of securities purchased on different dates are matched, for tax purposes, with a specific purchase. If ANY purchase occurs within ANY sale of a particular Security or an Equivalent Security, it will be considered a short term trade.

“Unlinked Brokerage Account” means a personal or Associated Account that is maintained with a brokerage company that does not have an electronic broker feed relationship with PTCC including any securities personally held by the employee (such as a bearer bond).

Please also note:

Options are considered equivalent to the underlying security, and you must be careful to avoid having an option assignment generate a short-term profit. For example, if you purchase securities and sell a call for those securities with an expiration date beyond 60 days you are not necessarily safe. If the call option that you sold is exercised and you are forced to deliver your securities within 60 days from the time of purchase, this will be considered a short-term trade.

Options in the same security or commodity, regardless of strike price or expiration date, are equivalent to each other and to the underlying security or commodity.

“Calendar rolling” of futures (selling or buying the near-expiration contract versus doing the opposite action with a far-dated contract) constitutes short-term trading if done within two months from the position’s initiation, even if the purpose of the investment is long-term in spirit. Furthermore, different monthly expirations of the same futures contract are equivalent securities. Therefore, buying and selling or vice versa of two different monthly expirations of the same futures contract within 60 calendar days, such as in calendar rolling, is in itself short-term trading.

Insider Trading, Tipping and Confidential Information

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-5	effective 9/18/13

It is the policy of the Firm, that employees:

—

Must not buy, sell or recommend that anyone else buy, sell, or retain, the securities of any company (including DuPont) while in possession of inside information regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts.

—

Must not disclose inside information to anyone, inside or outside the Firm (including family members), except to those who have a need to know such information in order for the Firm to carry on its business properly and effectively. Also, any permitted disclosure may only be made under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

—	Must use the Firm’s confidential information solely for legitimate Firm purposes and must not improperly disclose such information.

—

Must use and protect all confidential information received from others strictly in accordance with the terms of the agreement or understanding under which the information was received and with at least the same degree of care that would be applied to the Firm’s comparable confidential information.

Use of Industry Experts or Expert Networks

In addition to obtaining research from registered broker-dealers (i.e., with the SEC or comparable non-US regulatory body), DuPont Capital may consult with industry experts as part of its investment decision-making process. Such consultation may be through an Expert Network, defined for purposes of this policy as “a group of professionals who are paid for their specialized information and research services, which could be under the umbrella of a large company that assembles the expert-professionals, markets their services, and contracts their work.”

The use of such sources entails the risk of exposing DuPont Capital to inside information and, to safeguard against this possibility, employees who wish to consult with an Expert Network or any other industry expert must:

Obtain written approval from both the Head of Equity Research and the  Head of Compliance;

—	Upon the onset of the relationship and annually thereafter, obtain an Attestation of Service from the provider;

—	Inform the provider at the beginning of each call or meeting about the topics that are likely to be discussed and receive confirmation by the expert that he or she is allowed to discuss such topics;

—	Immediately report the receipt of any potentially nonpublic information to Compliance, regardless of materiality; and

—	Maintain a log of all such calls and meetings, including the name of the expert (including his or her firm, if applicable) the date of the discussion, and the general topics discussed.

If an employee is unclear as to the applicability of this policy to a particular consultant or situation, he or she should obtain guidance from either Compliance or the Head of Equity Research.

Personal Securities Transactions and Holdings

The Firm’s employees are permitted to invest for their own account, provided that such investment activity must always comply with applicable laws and regulations and must be carried out in a manner consistent with the Firm’s policies. In addition, personal securities transactions must avoid even the appearance of a conflict of interest.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-6	effective 9/18/13

The procedures and guidelines listed below specify reporting obligations and additional rules of conduct that must be adhered to by the Firm’s employees regarding transactions and holdings in personal and Associated Accounts. However, pre-clearance and reporting of personal Securities transactions and adherence to the other rules discussed below do not relieve employees of responsibility for compliance with the proscriptions against insider trading and tipping set forth above.

Attachment A provides a summary of pre-clearance and reporting requirements.

1.	Personal Trading Rules that apply to all Employees

a.	Pre-Clearance

1.

Transactions in an employee’s personal accounts or Associated Accounts must be pre-cleared in accordance with this policy. As indicated by the attached Reporting Summary, transactions in some securities are exempt.

2.

Term of Pre-Clearance: Transactions not effected by the close of business on the next trading day after the authorization is granted must be re-cleared. In other words, clearance is granted for a maximum of two business days, the day on which the trade is cleared and the next business day.

3.

Pre-Clearance of Equity Securities: Employees must receive clearance prior to engaging in a transaction involving any publicly traded equity security (or any options or futures relating to such a security) unless the security or transaction is designated exempt by this Policy. Clearance must be obtained using the online Personal Trade Control Center (“PTCC”) system. Approval will be confirmed or denied electronically, and an electronic record (“Trading Log”) will be maintained indicating whether or not clearance was given. If clearance is not given, the employee must not proceed with the transaction. The fact that clearance is denied should be considered as confidential information and must not be disclosed.

4.

Pre-Clearance of Fixed Income Securities: Employees must also receive clearance prior to engaging in a transaction involving any publicly traded fixed income security (or any options or futures relating to such a security) unless the security or transaction is designated exempt by this Policy. Clearance must be obtained using the online PTCC system. Approval will be confirmed or denied electronically, and a Trading Log will be maintained indicating whether or not clearance was given.

5.

Pre-Clearance of Private Placements: Employees shall not acquire any securities in a private placement without prior written approval of the President and CEO. The written request for approval must include full details of the proposed transaction, including certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of the Firm or its clients. Details should include an indication of how many other investors are participating in the fund, your relative percentage of the total fund and an assurance that you are not directly involved in any of the decisions related to fund investments. A copy of the written approval must be submitted to the Chief Compliance Officer or her designee. Any material changes in the details upon which the approval is granted must be communicated to the CCO or her designee for reconsideration. Subject to the preceding requirements, underlying investments made by the private placement investment, if applicable, are not subject to DuPont Capital’s pre-clearance or reporting requirement, or to DuPont Capital’s investment restrictions, including the prohibition on investing in IPOs.

6.

Blackout Period: Generally, clearance will be granted by the PTCC system if there are no transactions for the security in any of the Firm’s client accounts within the past seven (7) calendar days, if there are no open orders in the trading systems for the security, and the security is not on the restricted list.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-7	effective 9/18/13

6.

Appeal of Denial: If clearance is not given, decisions may be appealed to (a) the Head of Global Equities; the Head of International Equities; or their designee, in the case of equities; or (b) the Chief Investment Officer, Fixed Income Investments; or their designee in the case of fixed income. Employees will submit their appeal requests via e-mail to the Head of the investment group with a copy to Compliance. The decision will be conveyed via e-mail by the Head of the investment group to the employee with a copy to Compliance. Trades must not occur before such approval is actually received.

7.

The clearance procedure is intended to avoid inadvertent conflicts or the appearance of conflicts. Thus, these reporting and clearance procedures do not relieve the employee of responsibility for compliance with insider trading laws and this Policy.

b.	Additional Personal Trading Rules

1.

Short Term Trading: Profits from short-term trading of securities are prohibited, and employees will be required to donate any such profits to a recognized charity. Securities may be sold pursuant to a bona fide tender offer without disgorgement of profits. The President and Chief Executive Officer and the Chief Compliance Officer may grant exemptions in cases of hardship or other unusual circumstances. Approval of the exemption must be obtained prior to making the trade. Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days. Employees should be prepared to hold investments for a significant interval to avoid the appearance of opportunistic trading in front of transactions for the Firm’s accounts. Short-term trading of any kind is strongly discouraged, and employees must specifically identify all short-term trades on their annual acknowledgement, including those on which there was no profit.

2.

Short Term Trading in Securities Exempted from Reporting Requirements: Employees must report short-term trades in open-end mutual funds and other securities otherwise excluded from clearance and reporting requirements in the annual acknowledgement. Trades in money market mutual funds are exempt. Short-term trading is defined as the purchase and sale, or sale and purchase, of the same or equivalent security within 60 calendar days. Frequent short-term trading of mutual funds and other transactions excluded from clearance requirements may result in suspension of trading privileges or other disciplinary action.

3.	IPO’s: Employees are prohibited from purchasing securities in an initial public offering.

4.

No employee may solicit or accept an offer made by any person if as a result the employee would be able to purchase or sell a security at a price or under conditions more favorable than those offered to the Firm’s clients.

6.

Although the Firm’s employees may conduct trading for their own account within the limits of this policy, trading during working hours should be limited. Extensive trading may be considered a violation of this Policy, and the Firm reserves the right to restrict trading in such circumstances. In addition, the Firm reserves the right to prohibit employees from trading in certain securities or markets.

7.

Employees are accountable for complying with the spirit of this policy, not just following the minimum rules outlined herein. That means conducting personal trading in a manner that avoids even the appearance of a conflict of interest. For example, a portfolio manager or analyst who repeatedly executes personal trades exactly 8 days before or after trading the same securities for his or her clients’ portfolios is violating the spirit of this policy. Likewise, a non-Portfolio Person who repeatedly obtains clearances to trade securities one or two days before the same securities are traded in clients’ accounts is at least creating the appearance of a conflict.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-8	effective 9/18/13

2.	Additional Rules for Portfolio Managers and Analysts

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts. Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process. Portfolio managers and analysts are personally responsible for avoiding any conflicts with client portfolios for which they make or help make investment recommendations. Receiving pre-clearance for a trade does not relieve an Investment Person of that responsibility.

1.

Requirement to Disclose Personal Holdings of a Covered Security: All portfolio managers and analysts directly participating in the decision or recommendation to buy, sell, or retain a particular security must disclose by e-mail to their immediate management (with a copy to the Chief Administrative Officer and the Head of Compliance):

•	Any direct or indirect personal holdings of such security or affiliations with the issuer of such security.

•	Any changes in direct or indirect personal holdings of such security or changes in the employee’s (including his or her immediate family) affiliations with the issuer of such security.

The personal holdings disclosure shall include the name of the security and the number of shares, units, or principal amount held.

An initial or updated disclosure shall be made within ten (10) business days of any of the following events: (a) commencement of employment with DuPont Capital, (b) reassignment to an initial or new portfolio manager or analyst role, (c) a change in coverage assignment, e.g., sectors covered, (d) a change in the PM or analyst’s immediate manager, or (e) lapse of one year since the employee’s most recent disclosure regarding such security.

Notwithstanding the above timing requirements, the employee must ensure that he or she has provided the required disclosure prior to communicating or reaffirming a recommendation to buy, sell, or retain such security.

For example: an analyst purchases a security in his personal account, and eight days later recommends that the same security be purchased for a client’s account. The personal ownership must be disclosed to his immediate manager and to the Head of Compliance prior to making the recommendation on the client’s behalf, even though the recommendation was made within the 10 day reporting period that would otherwise apply.

2.

Portfolio Manager and Analyst Blackout Period: Portfolio managers and analysts are prohibited from trading issues in their personal accounts or Associated Accounts within seven (7) calendar days before or after a portfolio they manage trades in that security. Employees will submit their requests through the PTCC system so that an audit trail of requests and approvals is created. The PTCC system will electronically indicate approval or denial. Trades must not occur before such approval is actually received.

3.

Additional Pre-Clearance of Securities for PMG: Employees in the Private Markets Group, in addition to other clearances required, must obtain clearance of the Managing Director, Private Markets and the CCO or their designee prior to engaging in any transaction in a security in the Private Markets portfolio or a security being considered as an addition to the portfolio. Employees will submit their requests through the PTCC system so that an audit trail of requests and approvals is created. The PTCC system will electronically indicate approval or denial. Trades must not occur before such approval is actually received.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-9	effective 9/18/13

4.

No analyst or portfolio manager is permitted to buy or sell a security for his or her own account until all transactions for his or her assigned accounts have been completed. The clients’ interests must always take precedence, even if it requires the employee to delay taking action and suffer financial loss.

5.	Orders placed with the Trading Desks should be treated with the highest degree of confidentiality. Such orders should not be discussed with persons outside the Firm.

6.

Subject to restrictions on insider trading and tipping and any other requirements to keep information confidential, employees are obligated to make information received as a result of employment with the Firm known to other analysts and portfolio managers whose accounts might be interested in such information. However, employees may not misappropriate such information for their own financial benefit.

7.

Employees directly responsible for investment decisions are prohibited from selling a security short which is held in client accounts assigned to such employee, except that short sales may be made “against the box” (the individual already owns the stock) for tax or hedging purposes with the approval of the Chief Compliance Officer or his or her designee and the Head of the employee’s respective investment group.

3. Reporting Responsibilities

1.

Initial Brokerage Account(s) Reporting: Within ten (10) calendar days after the first day of employment, each employee must disclose within PTCC all brokerage account numbers of his or her personal and Associated Accounts as of a date that is no more than 45 days prior to the start date of employment. Each employee must include the names of all brokers, dealers or banks with which the employee maintains an account in which any securities are held or can be held for the employee’s direct or indirect benefit. Transactions effected pursuant to an automatic investment plan generally do not have to be reported. Automatic investment plan participants must determine, well in advance, what their investments will be, and the pre-determined schedule does not leave the employee in a position to time his or her own trades against clients’ trades, or to act on newly discovered information.

a.	Linked Brokerage Account(s): Employee has no additional responsibility.

b.

Unlinked Brokerage Account(s): All Securities must be reported using the PTCC system. The holdings report must include specific data regarding each investment not excluded from reporting requirements by other portions of this policy.

2.	Duplicate Brokerage Confirmations Delivery:

a.

Linked Brokerage Accounts: Once the employee has disclosed the account number of a Linked Brokerage Account, he or she does not have a further responsibility to arrange for the Chief Compliance Officer to receive duplicate copies of account statements.

b.

Unlinked Brokerage Account(s): All employees with an Unlinked Brokerage Account must arrange for the Chief Compliance Officer to receive directly from any broker, dealer or bank duplicate copies of account statements covering Securities transactions and holdings for each brokerage account in which the employee has a direct or indirect Beneficial Interest, regardless of what, if any, Securities are maintained in such accounts. Thus, for example, even if the brokerage account contains only mutual funds or other securities exempt from reporting and the account has the capability to have reportable Securities traded in it, the employee maintaining such account must arrange for duplicate account statements to be sent to the Chief Compliance Officer. Duplicate statements are required for dividend reinvestment plans, “blind” managed accounts, individual

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-10	effective 9/18/13

retirement accounts (“IRAs”) and other automatic investment vehicles. Duplicate statements are also required for 401k and other plans of prior employers or spousal employers when such accounts have the capability to hold or transact in reportable Securities. All account statements must be provided no less frequently than quarterly. The foregoing does not apply to transactions and holdings in registered open-end investment companies (e.g., mutual funds) or the DuPont Retirement Savings Plan., However, Merrill Lynch accounts provided by DuPont to hold proceeds from the DuPont Shares and Long Term Incentive program are not exempt; the corresponding brokerage account number should be disclosed within PTCC.

3.	Quarterly Transactions Disclosure:

a.	Linked Brokerage Accounts: Employee has no additional responsibility.

b.

Unlinked Brokerage Account(s): Employees with an Unlinked Brokerage Account must report and validate trades in any personal or Associated Account within thirty (30) days following the calendar quarter in which such transactions occur. Employees must report trades using the PTCC system. As indicated by the attached Reporting Summary, transactions in some Securities are exempt.

Violations

All employees must strictly observe the provisions of this Policy. An employee’s actions with respect to matters governed by this Policy are significant indications of the individual’s judgment, ethics, and competence. Accordingly, any actions in violation of this Policy will constitute an important element in the evaluation of the employee for retention, assignment, and promotion. Violations of this Policy will be grounds for appropriate disciplinary action, including reduced compensation or discharge.

Violations and proposed sanctions are documented by the Chief Compliance Officer (or her designee) and submitted to the President and Chief Executive Officer for review and approval. In some cases, the Fiduciary Committee may assist in determining the materiality of the violation and appropriate sanctions. Records of all reviews are the responsibility of and will be maintained by the Compliance Department.

In determining the materiality of the violation, reviewers will consider:

—	Evidence of violation of law, policy or guideline.

—	Indications of fraud, neglect or indifference to Code of Ethics provisions.

—	Frequency of repeat violations.

—	Level of influence of the violator.

In assessing the appropriate penalties, other factors considered will include:

—	The extent of harm (actual or potential) to client interests.

—	The extent of personal benefit or profit.

—	Tenure and prior record of the violator.

—	The degree to which there is a personal benefit or perceived benefit from unique knowledge obtained through employment with the Firm.

—	The level of accurate, honest and timely cooperation from the violator.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-11	effective 9/18/13

—	Any mitigating circumstances that may exist.

Responsibility

Each employee should, in addition to ensuring personal compliance, assist in monitoring overall compliance. Employees who believe another employee is engaged in conduct prohibited by this policy, or that any other person or firm representing the Firm is engaged in such conduct, will promptly report such information to the appropriate level of management and the Chief Compliance Officer. The Chief Compliance Officer or her designee will promptly investigate the matter and take action. If an employee prefers, instances of noncompliance may be reported through the DuPont Ethics and Compliance Hotline at (800) 476-3016 or (302) 774-1300. There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. Reporting of certain matters of a highly significant nature is subject to the firm’s Whistleblower Policy at Section G.XXXIII of DuPont Capital’s Compliance Manual. If you become aware of situation that may be covered under that policy, you should follow the procedures set forth in that policy.

Managers are required to take appropriate measures to ensure that their employees understand and comply with this Policy. All employees shall acknowledge and certify in writing, when first assigned to the Firm and not less frequently than every year thereafter, their commitment to comply with this Policy.

The Chief Compliance Officer and DuPont Capital’s President and Chief Executive Officer shall be responsible for the interpretation and enforcement of this Policy. Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult the Chief Compliance Officer prior to engaging in such conduct.

Confidential Treatment

The Chief Compliance Officer and support staff will use their best efforts to assure that all requests for preclearance, all personal securities transaction reports and all reports of securities holdings are treated as “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside the Firm as are necessary to evaluate compliance with or sanctions under this Policy.

FOREIGN CORRUPT PRACTICES ACT / ANTICORRUPTION

(See also Section G.XXVI – Anticorruption Policy)

General Policy

As a result of its business activities in the international market, DuPont Capital is subject to various laws that prohibit the bribery of foreign public officials. These include the United States Foreign Corrupt Practices Act (“FCPA”) as well as similar laws that have been enacted in many other countries, including the United Kingdom, the European Union and the member states of the Organization for Economic Cooperation and Development. The FCPA prohibits payments and promises or offers to pay money and other “things of value” to influence officials of governments outside the United States.

All contacts with government officials by DuPont Capital and those acting on DuPont Capital’s behalf must be completely lawful, ethical and beyond reproach. To that end, DuPont Capital’s Anticorruption Policy, included as Section G.XXVI of DuPont Capital’s Compliance Manual, prohibits all bribes, kickbacks, or other inducements to Government Officials (as defined below) designed to influence sales or obtain favorable business arrangements or other improper advantage.

With the exception of certain modest gifts, meals and entertainment, DuPont Capital personnel may not offer or provide, directly or indirectly, anything of value to a Government Official or his/her family members. For purposes of this Policy, “Government Official” is any officer, employee, agent, representative or other person acting on behalf of:

—	a national, state, provincial or local governmental body, department or agency, a political party, or a candidate for political office (including the candidate);

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-12	effective 9/18/13

—	an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity; and

—	a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

DuPont Capital’s Gift Policy, discussed below, contains specific provisions relating to Government Officials. As a general matter, the Gift Policy permits gifts and entertainment for Government Officials so long as: (i) they are pre-approved by the Chief Compliance Officer; (ii) they are not lavish or excessive in value; (iii) they are consistent with local law, custom and practice; and (iv) they would not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage.

Any request by a Government Official attempting to obtain money, goods or other things of value from DuPont Capital in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the Compliance Department.

Dealings with Consultants, Agents, and Other Intermediaries.

As previously noted, the FCPA and DuPont Capital’s Anticorruption Policy prohibit the making of improper payments both directly and indirectly. DuPont Capital and its employees may violate the FCPA if they know – or are legally deemed to know – that improper payments are being made on DuPont Capital’s behalf through third parties. Under the FCPA, a person may be deemed to “know” of improper payments even without actual knowledge of such payments, where that person knows of facts suggesting a high likelihood that such payments are being made. To ensure compliance with the provisions of the FCPA, DuPont Capital and its employees must exercise caution in these matters, particularly in dealing with consultants, agents and other intermediaries that may interact on behalf of DuPont Capital with Government Officials (collectively, “Representatives”). One of the highest corruption risk areas often involves the activities of a Representative in a country where payments or other practices prohibited under the FCPA may be prevalent. If DuPont Capital employs such Representatives, DuPont Capital will adopt appropriate procedures prior to engaging such Representatives.

GIFTS AND ENTERTAINMENT POLICY

General Guidelines

The giving of business gifts is a customary way to strengthen business relationships. However, U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to Governmental Officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest. Any giving or receiving of gifts by DuPont Capital and its employees must be in compliance with the policy below as well as the Anticorruption Policy included as Section G.XXVI of the Compliance Manual.

Consistent with the Firm’s value for maintaining uncompromising standards of personal and professional ethical conduct, the following are guidelines to be used by employees as a minimum standard of conduct with respect to the acceptance of gifts and entertainment from or the giving of gifts and entertainment to current and/or prospective service providers and clients. This policy does not replace, but is a complement to, the E.I. DuPont de Nemours and Company’s Business Ethics Policy.

Some of DuPont Capital’s investment management agreements, such as those with governmental agencies, may impose stricter requirements on the offer or provision of gifts or entertainment. In such cases, the terms of the agreement will apply.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-13	effective 9/18/13

Gift Policy

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol, and cash/gift cards.

Employees must observe the following guidelines when giving or receiving gifts:

—	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

—	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

—

Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether DuPont Capital has an investment relationship with such person or entity;

—	Never offer or accept cash gifts or cash equivalents;

—	Never offer anything of value to a third party to influence or reward action;

—	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

—	Never offer or accept a gift if public disclosure of the gift would be embarrassing to DuPont Capital or the third party.

The following may not be accepted or given under any circumstances:

—	Money

—	Gift certificates

—	Stocks, bonds, notes, loans or any other evidence of ownership or obligation.

—	Gifts from or to prospective vendors or clients (except for token promotional items).

The following may be accepted or given:

—	Perishable gifts. At the DuPont Capital recipient’s discretion, such gifts are to be shared with all employees of the Firm or donated to charity.

—	Books, which have been autographed, personalized or emblazoned with the logo of the Firm the giver represents.

—	Other promotional gifts which are customary, and which have a value of less than $50. Examples include logo emblazoned umbrellas, golf balls and ballpoint pens.

If a gift outside the above guidelines is received:

—	Return to sender with a letter of acknowledgement, accompanied by an explanation of the Firm’s policy, or donate the item to charity on behalf of the sender.

—

If returning the gift or donating it to charity is deemed inappropriate due to the nature of the relationship, the gift (along with its estimated value) should be reported to the employee’s manager. The manager will consult with the chairperson of the Fiduciary Committee to determine the proper action. Any such consultation will be documented in the minutes of the Fiduciary Committee.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-14	effective 9/18/13

Entertainment Policy

—	When a DuPont Capital employee is being entertained, the vendor should be present for all such entertainment.

—	If the vendor is not present for the entertainment, the employee should pay fair value; otherwise, the invitation should be declined.

—	When DuPont Capital is evaluating a new or expanded relationship with a vendor, no entertainment (other than meals) may be accepted.

—

Entertainment (including meals) with a value exceeding $500 should be approved in advance by DuPont Capital’s President and CEO. Whenever practicable, this policy applies to entertainment provided at conferences, seminars, etc. If advance approval is not practicable, the employee should notify his/her manager of the entertainment as soon as possible following completion of the event or as agreed upon with DuPont Capital’s President and CEO.

—	A DuPont Capital employee should be present for all entertainment provided to clients.

Travel & Conferences

To ensure avoidance of the appearance of impropriety, the purpose of all business travel should be reviewed with management. This particularly applies to travel destinations that are typically considered vacation areas.

—	The Firm should always pay for business travel. Exceptions must be approved in advance (in writing) by the employee’s manager.

—	Vendor paid expenses to conferences, seminars, etc., are acceptable only when the same treatment is provided to other clients.

Gifts to Government Entities, Unions, or their Officials

Providing or receiving meals, entertainment or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) with whom DuPont Capital is likely to do business, is negotiating a business transaction, or is actually doing business may constitute a violation of state or local ethical statutes, regulations, or bribery laws, even in the absence of any intent to influence the Government Official’s decision. For this reason, any gifts or entertainment given to or received from a Government Official (including any foreign, state, or local political or campaign contributions) require the prior approval of the Chief Compliance Officer. The Chief Compliance Officer will review any such proposed gifts/entertainment and may consult with DuPont Capital’s internal legal counsel to determine whether and to what extent DuPont Capital and its personnel may give or receive such gifts/entertainment.

If you are unable to confirm that any individual is not a “Government Official,” as defined above, you should seek assistance from the Chief Compliance Officer. With regard to any such gift or entertainment, the Chief Compliance Officer will review with Marketing and Client Services their marketing plans and consult with DuPont Capital’s internal legal counsel to determine whether and to what extent DuPont Capital and its personnel may give, provide or receive such gifts or entertainment.

ERISA prohibits fiduciaries from receiving any consideration in connection with a transaction involving the assets of an ERISA plan. Section 4975 of the Code contains a similar prohibition. Case law on the application of these and related provisions is not well-developed. Therefore, in addition to the usual requirements involving gifts and entertainment, DuPont Capital and its employees should normally avoid giving or accepting gifts that relate to accounts that are employee benefit plans or funds that are subject to ERISA (“Benefit Plan Accounts”) or to IRAs and avoid all but routine entertainment for such accounts.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-15	effective 9/18/13

With respect to clients that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, DuPont Capital must file Department of Labor Form LM-10 if DuPont Capital provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year. In addition, certain states and other jurisdictions have their own dollar amount limitations and other restrictions in relation to gifts to, among others, city, county, state, union, or pension employees.

Gifts or Contributions to Government Entities or Officials

Political contributions by all DuPont Capital and DuPont Capital employees must be pre-approved and reported through PTCC pursuant to this policy.

DuPont Capital has adopted the following policy (“Policy”) to comply with the requirements of Rule 206(4)-5 under the Advisers Act (the “Rule”). The Rule addresses “pay-to-play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. This Policy applies to DuPont Capital and all of its Supervised Persons.1

Background

The Rule contains three fundamental prohibitions.

First, it prohibits DuPont Capital from providing investment advisory services for compensation to a government entity2 for two years after a contribution3 to an official4 of the government entity is made by DuPont Capital or DuPont Capital’s covered associates.5 These restrictions can apply to the activities of covered associates for the two years before they became covered associates of DuPont Capital. However, for covered associates who are not involved in soliciting clients or investors, or supervisors of such employees, the look-back period is six months instead of two years. There is an exception available from the prohibition above for contributions from covered associates who are natural persons who make contributions to any official that do not in the aggregate exceed $350 per election if the covered associate was entitled to vote for the official at the time or $150 per election if the covered associate was not entitled to vote for the official at the time (the “De Minimis Exception”).6

Second, the Rule prohibits DuPont Capital or its covered associates from providing or agreeing to provide payment to any person to solicit government entities for advisory services on behalf of DuPont Capital, unless the solicitor is (i) a “regulated person” that itself is subject to regulations restricting political contributions, or (ii) an executive officer, general partner, managing member, or employee of DuPont Capital.

1 All active employees of DuPont Capital and DuPont Capital’s affiliate, DuPont Capital Management Marketing Corporation, a registered broker-dealer (“DCMMC”), are considered Supervised Persons for purposes of this Policy.

2 A “government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or agency.

3 “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value. A charitable donation made to a tax-exempt organization would not generally be considered a contribution (even if solicited by a government official) and donation of time by an individual would not be considered a contribution if DuPont Capital did not solicit the individual’s efforts and DuPont Capital’s resources (such as office space and telephones) were not used.

4 An “official” is any person (including any election committee of the person and any political action committee) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. “Influence” should be construed broadly.

5 A “covered associate” is defined in the Rule as: (i) any general partner, managing member or executive officer, or other person with a similar status or function; any employee who solicits a government entity for DuPont Capital and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by DuPont Capital or by any person described in (i) or (ii) above. DuPont Capital has determined to treat all DuPont Capital employees, and all employees of its affiliate DCMMC as “covered associates.”

6 For purposes of this exception, primary and general elections are considered separately.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-16	effective 9/18/13

Finally, the Rule prohibits DuPont Capital and its covered associates from coordinating or soliciting any person or political action committee (“PAC”) to make (i) any contribution to an official of a government entity to which DuPont Capital is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where DuPont Capital is seeking to provide advisory services to a government entity. This prohibition is intended to prevent advisers from circumventing the Rule by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

The Rule also prohibits DuPont Capital and its Supervised Persons from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

State and Local Regulation of Placement Agents and Solicitors as Lobbyists

A number of state and local jurisdictions, including California, Massachusetts, Illinois and New York City, have adopted or are expected to adopt registration requirements and regulations relating to the use of placement agents and solicitors for the purpose of soliciting plans located in such jurisdictions.

Supervised Persons who are engaged in business with or who are seeking to engage in business with state and local governmental plans must receive preclearance from DuPont Capital’s Chief Compliance Officer (the “CCO”), as to any registration requirements or other regulations before taking action with respect to these governmental plans.

Policy and Procedures

DuPont Capital respects the privacy interests of its employees and applicants for employment, and therefore has sought to design the pre-clearance aspects of this Policy in a way that solicits only the information DuPont Capital deems reasonably necessary to satisfy its obligations under the Rule.

DuPont Capital and its Supervised Persons shall be required to observe the following:

1. Political contributions by DuPont Capital or its Supervised Persons to individuals or entities with the intention of influencing such individuals or entities for business purposes are prohibited.

2. Prior to making any political contribution to any state or local government entity, official, candidate, political party, or PAC, a Supervised Person (including any PAC or entity affiliated with the Supervised Person) must seek pre-clearance from the CCO or his or her designee. A Supervised Person must seek pre-clearance by submitting a request via PTCC. The CCO or his or her designee will consider whether the proposed contribution is consistent with restrictions imposed by the Rule and the Policy, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution. Although all such gifts and contributions are subject to pre-approval at the discretion of the CCO, only de minimis gifts to government officials and political candidates by employees (not DuPont Capital) will be approved. Contributions may not exceed $350 for officials or candidates for whom the individual is entitled to vote, or $150 for officials or candidates for whom the individual is not entitled to vote.7

3. Although DuPont Capital does not generally engage third-party solicitors in connection with investments by government entities, if DuPont Capital does enter into such arrangements, DuPont Capital will structure them to comply with the Rule, taking into account the September 13, 2011 effective date noted above.

7 Contributions to primary and general elections are not aggregated for purposes of the de minimis exception. Contributions to federal primary and general elections are not covered by this Policy. A charitable donation made to a tax-exempt organization would also not generally be considered a contribution (even if solicited by a government official) and donation of time by an individual would not be considered a contribution if DuPont Capital did not solicit the individual’s efforts and DuPont Capital’s resources (such as office space and telephones) were not used.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-17	effective 9/18/13

4. DuPont Capital does not currently make any political contributions.

5. The CCO or his or her designee will meet with any individuals who are expected to become new employees to discuss their past political contributions. The review will address the prior six months for potential employees who will have no involvement in the solicitation of clients; contributions for all other potential employees will be reviewed for the past two years. The CCO or his or her designee will evidence the discussion’s scope and findings in the form of a certification signed by the employee that will be retained for record keeping purposes.

A) Recordkeeping

B) As required by the Rule, DuPont Capital will be required to keep the following records relating to the political contributions of DuPont Capital and its Supervised Persons, all of which will be maintained by the Compliance group:

1. The names, titles and business and residence addresses of all covered associates of DuPont Capital.

2. All government entities to which DuPont Capital provides or has provided investment advisory services, or which are or were investors in any “covered investment pool” to which DuPont Capital provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010.

3. All direct or indirect contributions made by DuPont Capital or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC.

4. On and after September 12, 2011, the name and business address of each regulated person to whom DuPont Capital provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with the Rule.

5. Records relating to the contributions and payments described in 3 above must be maintained and listed in chronological order and indicate: (A) the name and title of each contributor; (B) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment; (C) the amount and date of each contribution or payment; and (D) whether any such contribution was the subject of the exception for certain returned contributions.

Advance Approval and Reporting

The prior approval of the President and CEO will be required with respect to the giving or receiving of any of the following categories of gifts: (i) any gift with a value of $500 or more, (ii) any gift given to or received from a Government Official, or (iii) any other gift that may reasonably be seen as violating DuPont Capital’s general policy with respect to gifts noted above.

At the end of each quarter, all employees are required to complete a Quarterly Report of Gifts and Entertainment via PTCC reporting (i) all entertainment given and received by the employee for that quarter with a value of $100 or more, (ii) all gifts other than token promotional items, and (iii) without regard to value, (A) any gift or entertainment given to or received from a Government Official (including any foreign, state or municipal political or campaign contribution), (B) any gift or entertainment relating to Benefit Plan Accounts or IRAs, and (C) any gift or entertainment given to or received from private-sector unions, union officials, or pension or other benefit plans sponsored by such unions. This report must be

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-18	effective 9/18/13

submitted through PTCC within 30 days of quarter end, who will maintain records of the same and will report to the Fiduciary Committee, as appropriate. The report must include:

—	The recipient’s name;

—	The name of the individual or firm who gave the gift or entertainment;

—	A description of the gift or entertainment;

—	The date of the event or when the gift or entertainment was received by the recipient;

—	The names of the employee’s guests who were also involved;

—	Whether the provider of the gift or entertainment attended the event with the recipient;

—	Estimated value of the gift or entertainment;

—	A description of all airfare paid for by third parties;

—	A description of all paid meals accepted by a recipient from DuPont Capital and its employees;

—	Whether the recipient reimbursed DuPont Capital for the gift or entertainment and the amount of the reimbursement, if any;

—	Whether the activity is related to a union or union representative, or a benefits plan;

—	Whether the activity is associated with DuPont Capital’s broker/dealer subsidiary;

—	Documentation of any reimbursement.

Disclosure of Outside Business and Investment-Related Activities

Employees must place the interests of the Firm’s clients ahead of their personal interests and must treat all clients in a fair and equitable manner. A conflict of interest may arise when an employee engages in outside business or investment-related activity. Further, there is a regulatory concern that the employee may be perceived as acting on behalf of DuPont Capital when engaging in outside business activity. Accordingly, all employees are required to disclose all outside business and investment-related activities so they can be reviewed for conflicts and other concerns. As a result of the review, outside business and investment-related activities may be subject to conditions, supplemental disclosures, or other actions. Certain activities may be prohibited.

All outside business and investment-related activities must be disclosed using the “Outside Affiliations” module within PTCC. Reportable activities include (i) any roles of DCM employees in support of a for-profit entity regardless of the receipt of financial compensation and (ii) any civic related activities where an employee is providing advice, service, or assistance in an investment-related capacity.

Disclosure must be made within 10 business days of such time that the employee commences this activity or role. Annually, every employee must certify via the Annual Acknowledgment that all existing relevant outside business activities in which he or she participates have been properly disclosed.

Note: For information and reference purposes, please refer to Section G: Code of Ethics: “Policy on Employees’ Family Members Compensated by Vendors” for conflicts of interests with respect to situations involving family members.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-19	effective 9/18/13

POLICY ON EMPLOYEES’ FAMILY MEMBERS COMPENSATED BY VENDORS

Need for Policy

The Firm is committed to ensuring compliance with all laws and DuPont Company policies. In addition, as a registered investment adviser, the Firm and its employees have ethical and legal obligations which must be fulfilled to maintain the confidence and trust of its clients and to protect the assets entrusted to the Firm.

The purpose of this policy is to expand on Section III “Conflicts of Interest” of the DuPont Company’s Business Ethics Policy with respect to situations involving family members. This is necessary because of the sensitivity in DuPont Capital business to the effect of such conflicts. The intent is to avoid even the appearance of impropriety, which might call into question the quality of the Firm’s business and investment decisions.

Procedures

Where a family member of an employee is or will be employed or otherwise compensated by one of the Firm’s vendors, e.g., a broker, an external investment manager, a general partner, a consultant, or a materials supplier, the employee will disclose in writing this relationship to his or her manager or supervisor and Compliance via PTCC. Section A. III. “Conflicts of Interest” of DuPont’s policy and procedures states, “In questions of conflict of interest, the term ‘family’ should be interpreted broadly.” This disclosure must be made within 10 business days of such time that the employee knows or should have known of the relationship. If any later change of circumstance should occur, disclosure must be made within 10 business days of such time that the employee knows or should have known of the relationship. Disclosure will include full details of the family member’s duties and the way in which they affect the Firm. Any later change of circumstances will be disclosed.

The manager may propose to the Fiduciary Committee in writing one of the following courses of action:

1.	Ruling that the relationship is not a conflict of interest, or

2.	Ruling that the relationship is a conflict of interest and what steps must be taken to remedy it.

A conflict of interest is defined in Section III.A.4 of DuPont’s policy and procedures as a “…circumstance, including family or other personal relationships, which might dissuade the employee from acting in the best interest of the Company.”

In deciding on a course of action, the manager will consider whether the employee’s duties, or those of subordinates, require making decisions that could be influenced by the disclosed relationship, the materiality of the employee’s potential impact on the family member’s or the vendor’s business, and the effect of public disclosure of the relationship. Employees at higher levels generally have greater impact and their relationships present more sensitive issues. The manager will also consult with the Fiduciary Committee about relevant precedent.

Any remedy, other than one that results in no compensation of the family member by the vendor, will include disclosure on the annual DuPont Company’s “Business Ethics Survey,” and may also include monitoring of payments to the vendor versus history, verification of services received, and/or removal of the employee from any process that affects payment to the vendor.

A ruling and remedy (as appropriate) proposed by the manager or supervisor will be reviewed and approved by the Fiduciary Committee.

Note: For information and reference purposes, please refer to the “Code of Ethics and Standards of Professional Conduct” issued by the CFA Institute.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-20	effective 9/18/13

Attachment A

PERSONAL SECURITIES PRE-CLEARANCE AND REPORTING SUMMARY

The table below provides an overview of requirements for transaction pre-clearance, quarterly transaction reporting and annual holdings reporting. If a security or transaction is not listed, assume that pre-clearance, quarterly transaction reporting and annual holdings reporting are required.

	Daily Transaction Pre- Clearance	Quarterly Transaction Report	Annual Holdings Report
Direct Obligations of US Government	No	No	No
Money Market Instruments (bank certificates of deposit, bankers acceptances, commercial paper, repurchase agreements and other high-quality short-term debt instruments which have a maturity at issuance of less than 366 days and that are rated in one of the two highest-rating categories by a nationally recognized rating organization)	No	No	No
Money Market Mutual Funds	No	No	No
All non-DuPont Capital sponsored or managed Open-end Mutual Fund Shares (including those held in the DuPont Retirement Savings Plan)	No	No (Yes, if a short-term trade)	No
DuPont Stock Options – grants and holdings of unexercised options	No	No	No
Expiration of options, futures contracts, or warrants	No	No	N/A
DuPont Restricted Stock Units – grants and vesting	No	No	Yes, for Common stock held due to vesting of RSUs
Securities in Accounts Managed by Others Over Which You Have No Control	No	No	Yes
Securities Purchased Through an Automatic Investment Program	No	No	Yes
Shares Purchased Through a Dividend Reinvestment Program	No	No	Yes
Municipal Bonds	No	No	Yes
Index Linked Futures, such as those linked to the S&P 500, S&P 400 and Russell 2000 Indexes	No	Yes	Yes
Exchange Traded Funds, such as SPY, IWN, IWD, and IJH	No	Yes	Yes
Exchange Traded Futures Contracts on US Government Securities	No	Yes	Yes
Exchange Traded Notes	No	Yes	Yes
Exchange Traded Euro Futures Contracts	No	Yes	Yes
Exercise of Rights Issued Pro-Rata	No	Yes	Yes
Exercise DuPont Stock Options (with or without immediate sale of shares) Note that exercises of multiple	No	Yes	Yes

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-21	effective 9/18/13

	Daily Transaction Pre- Clearance	Quarterly Transaction Report	Annual Holdings Report
grants on the same exercise date may be reported on a single line in the PTCC system. Cashless exercises are not considered short term trading even though there is technically a simultaneous purchase and sale.
Exchange Traded Derivatives on Non-Equity Securities	No	Yes	Yes
Commodity Contracts and Derivatives	No	Yes	Yes
Closed-End Funds	No	Yes	Yes
Foreign Exchange Contracts and Derivatives	No	Yes	Yes
Reportable Funds (RICs for which the Firm serves as investment adviser or subadviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm or is under common control with the Firm)	Yes	Yes	Yes
Voluntary Exercise of Options (excluding DuPont Stock)	Yes	Yes	Yes
DuPont, ConocoPhillips and Phillips 66 stock held in the DuPont Retirement Savings Plan*	Yes	Yes	Yes
Any stock held in a retirement plan (401-k, 403-b, etc.)	Yes	Yes	Yes
Sale of Shares Acquired Through a Dividend Reinvestment Program (unless shown above as exempt from annual holdings reporting)*	Yes	Yes	N/A
DuPont Restricted Stock Units – sale of vested shares if initiated by employee (sales to cover taxes due at vesting do not need to be cleared)	Yes	Yes	N/A
Sales of Securities Acquired Through an Automatic Investment Program (unless shown above as exempt from annual holdings reporting)*	Yes	Yes	N/A
Corporate Bonds	Yes	Yes	Yes
Common Stocks	Yes	Yes	Yes
Futures Linked to Individual Stocks	Yes	Yes	Yes
ADRs (when pre-clearing ADRs/EDRs, you are required to pre-clear the individual security as well)	Yes (incl. underlying security)	Yes	Yes
Private Placements and Limited Offerings	Yes (In writing to the CCO)	Yes	Yes
Charitable Donations or other Gifts of Securities. Note: If the timing of the transfer date is beyond the employee’s control (and therefore risks falling outside of the two-day	Yes	Yes	N/A

* Shares of DuPont stock purchased under the Retirement Savings Plan (RSP), unless purchased through transfer of funds from other investment options in the RSP, may be sold without being considered a violation of the short term trading restrictions contained in DuPont Capital’s Ethics Policy. Note that such sales must still be pre-cleared via the PTCC system. These shares are subject to the short term trading restrictions of DuPont Capital’s Ethics Policy.

Similarly, sales of securities for which a dividend reinvestment plan or an automatic investment plan is in effect will not be considered a violation of short term trading restrictions simply because a purchase resulting from such a plan occurred within 60 days of a discretionary sale.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-22	effective 9/18/13

	Daily Transaction Pre- Clearance	Quarterly Transaction Report	Annual Holdings Report

pre-clearance window), the employee should use the date that the irrevocable commitment is made to donate or gift the securities (e.g., date that instructions are mailed to broker) as the trade date when reporting the transaction in the PTCC system.

All Other Securities Not Specifically listed Above	Yes	Yes	Yes

IMPORTANT REMINDERS:

Pre-clearance is granted for a maximum of two business days, the business day on which the transaction is cleared and the next business day.

Short-term profits are prohibited and must be donated to charity.

Participation in Initial Public Offerings is prohibited.

Pre-clearance for Limited Offerings/Private Placements must be made in writing and submitted to the CEO and President.

If you are selling inherited securities, use as the offset (acquisition) date the day that the shares were credited to your account.

The 401-k plan of a previous employer maybe reportable if you can trade reportable securities within it. In addition, certain transactions within these accounts may also require pre-clearance (such as equity stock).

Personal trades that are pre-cleared can still result in potential conflicts with trades in clients’ accounts. Pre-clearance helps avoid many potential conflicts, but the nature of securities markets makes it impossible to implement a comprehensive automated process. You are personally responsible for avoiding any conflicts with client portfolios for which you make or help make investment recommendations. Receiving pre-clearance for a trade does not relieve you of that responsibility.

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-23	effective 9/18/13

Attachment B

Date

Broker ABC

Street Address

City, State Zip

Re:	John Smith and Mary Smith
Account No. xxxxxxxxxxxxxxxx

In connection with my existing brokerage account(s) at your firm noted above, please be advised that the Compliance Department of my employer should be noted as an “Interested Party” with respect to my account(s). They should, therefore, be sent copies of all account statements related to my account(s).

Please send the requested documentation ensuring the account holder’s name appears on all correspondence to:

Ms. Mary Jo Anderson

DuPont Capital Chief Compliance Officer

DuPont Legal

1007 Market Street, D-7034

Wilmington, DE 19898

Thank you for your cooperation in this request.

Sincerely yours,

Employee

cc:	Mary Jo Anderson

DUPONT CAPITAL MANAGEMENT CONFIDENTIAL G-24	effective 9/18/13